EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal Year 2017

ELK GROVE VILLAGE, Ill., July 21, 2017 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2017.  Revenues decreased to $252.2 million in fiscal year 2017 from $253.9 million in the prior fiscal year.  Net income decreased to $1,390,206 in fiscal year 2017 compared to $2,082,659 in fiscal year 2016.  Basic and diluted earnings per share for the fiscal year ended April 30, 2017 were each $0.33 compared to $0.50 and $0.49 each in fiscal year 2016.

For the fourth quarter of fiscal year 2017, revenues increased to $65.6 million compared to $60.8 million for the same quarter in the prior fiscal year.  Basic and diluted earnings per share for the fiscal year 2017 fourth quarter were each $0.30 compared to basic and diluted earnings per share of $0.01 each for the same period of fiscal year 2016.

Commenting on SigmaTron’s results, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said “I’m pleased to report that SigmaTron had an excellent fourth quarter of fiscal 2017 and closed the year on a positive note.  Although several one-time events as well as year-end adjustments contributed to the fourth quarter results, the base business was solid and revenues started what we believe is an upward trend during the quarter.

“We believe that the election results have generated a more positive attitude regarding the economy for calendar 2017 and at this time we expect this trend to continue.  There has been some short-term volatility with our customers compared to their scheduled orders three months ago, but we do expect some additional new customers to come on board later this year.  Margin pressures continue but we believe the additional revenue will assist us in managing those pressures.  The optimistic economic outlook, however, has created some additional challenges as we are seeing some shortages in the component marketplace that could affect our ability to meet our customers’ backlog.  In all cases, each effected customer is working with us to address the issue with the supplier of the component.

“Also during the fourth quarter, I am pleased to report that SigmaTron changed its primary banking relationship to US Bank N.A.  Our new agreement provides access to significant additional working capital while lowering our overall borrowing costs.  We believe this will help position us for the growth we see ahead and look forward to working with US Bank N.A.

“As always, I want to take this opportunity to thank our customers, supply chain, our new bank, US Bank N.A., our Board of Directors, and our greatest asset, our employees, that made fiscal 2017 profitable and provided momentum going forward.”

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Ho Chi Minh City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets and goodwill impairment testing; the variability of our customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless required by law.

Financial tables to follow…

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	April 30,	April 30,	April 30,	April 30,
	2017	2016	2017	2016

Net sales	$65,577,213	$60,753,363	$252,235,794	$253,904,146

Cost of products sold	57,962,001	54,770,215	228,194,867	228,385,615

Gross profit	7,615,212	5,983,148	24,040,927	25,518,531

Selling and administrative expenses	5,356,936	5,493,935	20,774,729	21,194,211

Operating income	2,258,276	489,213	3,266,198	4,324,320

Other expense	103,103	200,975	768,515	839,124

Income from operations before income tax	2,155,173	288,238	2,497,683	3,485,196

Income tax expense (benefit)	897,007	239,411	1,107,477	1,402,537

Net income	$1,258,166	$48,827	$1,390,206	$2,082,659

Net income per common share - basic	$0.30	$0.01	$0.33	$0.50

Net income per common share - assuming dilution	$0.30	$0.01	$0.33	$0.49

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,209,516	4,208,184	4,213,592	4,224,030

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
	2017	2016

Assets:

Current assets	$109,031,913	$94,090,884

Machinery and equipment-net	33,008,714	33,080,858

Deferred income taxes	236,087	233,057
Intangibles	4,213,235	4,703,245
Goodwill	3,222,899	3,222,899
Other assets	1,472,816	1,418,398

Total assets	$151,185,664	$136,749,341

Liabilities and stockholders' equity:

Current liabilities	$55,611,214	$45,986,309

Long-term obligations	33,702,305	30,687,154

Stockholders' equity	61,872,145	60,075,878

Total liabilities and stockholders' equity	$151,185,664	$136,749,341

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095